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                                                                       EXHIBIT 8

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                                  March 29, 1999
Union Camp Corporation,
1600 Valley Road,
Wayne, New Jersey 07470.

Ladies and Gentlemen:

We have acted as counsel to Union Camp Corporation, a Virginia corporation ("UCC"), in connection with the merger (the "Merger") of Maple Acquisition, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of International Paper Company, a New York corporation ("IP"), with and into UCC, pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), dated as of November 24, 1998, by and among UCC, IP and Merger Sub. Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and (2) the representations contained in the letters of representation from UCC, IP and Merger Sub to us each dated March 29, 1999, were true and correct when made and will be true and correct at the Effective Time. In addition, we have relied with your consent upon an opinion of Hunton & Williams that the Merger will qualify as a merger under Virginia Law.

On the basis of the foregoing and on the basis of our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

      (i) the Merger will qualify as a reorganization under Section 368(a) of the Code; and

     (ii) each of UCC, IP and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          /s/ SULLIVAN & CROMWELL